EXHIBIT 35.1

SERVICER COMPLIANCE STATEMENT

American Express Travel Related Services Company, Inc.

American Express Credit Account Master Trust

Reporting Period January 1, 2017 to December 31, 2017

The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the Third Amended and Restated Pooling and Servicing Agreement, dated as of July 20, 2016 (as so amended and restated and as otherwise amended from time to time, the “Agreement”), among American Express Receivables Financing Corporation III LLC and American Express Receivables Financing Corporation IV LLC, as transferors, TRS, as servicer (in such capacity, the “Servicer”), and The Bank of New York Mellon, as trustee and securities intermediary (the “Trustee”), as acknowledged and accepted by American Express Receivables Financing Corporation II, as a transferor prior to July 20, 2016, does hereby certify that:

1.	TRS is Servicer under the Agreement.

2.	The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.

3.	A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 16th day of March, 2018

AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ J J Anand
Name:	J J Anand
Title:	Vice President